Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert First Variable Rate Fund for Government Income:

We consent to the use of our report dated February 23, 2007, with respect to the financial statements of the Calvert First Government Money Market Fund, the sole series of the Calvert First Variable Rate Fund for Government Income, as of December 31, 2006, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP
Philadelphia, Pennsylvania
April 26, 2007